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EXHIBIT 10(xiv)

                        RICHARD NORTON ENGAGEMENT LETTER

                         LEGAL REPRESENTATION AGREEMENT

         THIS AGREEMENT is entered into effective as of October 31. 2001, at San Diego, California, by and between Senior Care Industries, Inc. (hereinafter referred to as "Client"), and Norton & Adams, A limited Liability Partnership ("Counsel").

                                  I. ENGAGEMENT

A. MATTERS INVOLVED AND SCOPE OF ENGAGEMENT. Client has engaged counsel to undertake the legal representation of Client concerning the bankruptcy case entitled In re Tri- National Development Corporation, U.S.B.C., S.D., Cal., Case No. 01-108768-HINV11 and In re Tri-National Development Corp, U.S.B.C., S.D., Cal., Case No. 01-10964-H11 (hereinafter referred to as the "Matter") (subject to Counsel's right to withdraw as provided below).

B. COUNSEL FUNCTIONS. Counsel will represent client's interests with respect to the Matter as described above.

C. CLIENT'S FUNCTIONS. Client agrees to do the following:

         1. Provide Counsel promptly with all documentation, including Correspondence and other communications, pertaining to the Matter, and identify promptly all persons who are expected to be involved in the Matter or have knowledge of the Matter.

         2. Cooperate fully with Counsel and provide all information know by or available to Client which may aid Counsel in representing Client in the Matter.

         3. Promptly pay Counsel for the performances of the legal services contemplated herein, pay for all expenses incurred in connection therewith, and remit retainer amounts due, all as set forth in Section II of this Agreement.

D. AUTHORIZATION AND DECISION-MAKING. Client authorizes and direct Counsel to take all actions which counsel deems advisable on Client's behalf in the Matter, except that Client must expressly consent to the material terms and conditions of any settlement affecting Client's rights or interests in the Matter. Counsel shall endeavor to notify Client promptly of all significant developments respecting the Matter.

                           II. LEGAL FEES AND EXPENSES

A. METHOD OF DETERMINING FEES. The following method is to be used for determining the proper amount of legal fees:

         The time expended by Counsel to perform the legal services for Client in the Matters Will be the basis for determining the legal fees to be paid to Counsel. The following is the current customary hourly rate of Counsel who will be primarily responsible for performing legal services hereunder:

         Richard C. Norton                           $225.00 per hour
         William A. Adams                            $175.00 per hour

This rate is subject to change from time to time, and Counsel agrees promptly to notify Client of such changes. This rate does not include the other fees, charges and expenses described in Paragraph II.C. herein. Legal services performed by other personnel of Counsel will be charged at their customary hourly rates as they may be from time to time.

         B. RETAINER AND TRUST ACCOUNT.

         Client has paid Counsel a retainer of $10,000.00 as an advance against Counsel's fees for services rendered in the Matters and as an advance against anticipated other fees, charges and expenses as described in Paragraph II.C., below. This retainer will be deposited in Counsel's trust account for future withdrawals. Counsel will submit bills periodically to Client as provided in
Section II.D. for services rendered by Counsel and for other fees, charges and expenses incurred, and Client authorize Counsel to withdrawal the amounts necessary from the initial retainer and from additional advances augmenting the retainer to satisfy the bills. Any uncarned balance of the retainer at the termination of Counsel's representation of Client will be refunded to Client. Bills shall be payable by Client upon receipt to the extent they may not be covered by Client's funds in the trust account.



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         C. OTHER FEES, CHARGES, AND EXPENSES.

                  1. Client authorizes Counsel to retain and agree to pay the fees or charges of other persons or entities hired by Counsel to perform necessary services related to the Matters. Such other persons and entities may include, but are not limited to, court reporters, appraisers, real estate agents, escrow agents, accountants, investigators, and expert witnesses. Clients authorize Counsel, in its discretion, to direct such other persons and entities to render statements for services rendered and expenses advanced either directly to Client or to Counsel, in which latter event Client agree to reimburse Counsel promptly for the full amount of such statements to the extent they may not be covered by funds on the retainer account.

                  2. Client acknowledges that Counsel may incur various expenses in providing services to Client. Client agree to reimburse Counsel for all out-of- pocket expenses paid by Counsel (hereinafter referred to as "costs advanced"), or, if Client are billed directly for such expenses, to make prompt, direct payments to the originators of the bills. Such expenses include, but are not limited to, charges for serving and filing papers, courier or messenger services, recording and certifying documents, depositions, transcripts, computer research, investigations, witness fees, long distance telephone calls, title insurance premiums, copying materials, overtime clerical assistance, travel expenses, postage, and notarial attestations.

         D. TIME STATEMENTS PAYABLE. Statements for services rendered and expenses incurred by counsel shall be due and payable upon receipt by client.

         E. INFORMATION PROVIDED IN STATEMENTS. Counsel will include in the statements sent to Client a general identification of the services of Counsel for which Client is being charged and a specific identification of all other fees, charges, and costs advanced for which Counsel seeks reimbursement

         F. JOINT AND SEVERAL LIABILITY. Each person included in the definition of client shall be jointly and severally liable to pay Counsel for all legal fees, charges, costs advanced, and other expenses incurred by Client pursuant to this Agreement.

                       III. TERMINATION OF REPRESENTATION

         A. TERMINATION OF REPRESENTATION. The relationships by this Agreement are subject to termination as follows:

                  1. Counsel reserves the right to withdraw from this representation if Client breaches any provision of this Agreement or for any just reason permitted or required under the California Rules of Professional Responsibility or by custom and practice, or permitted by the general or local rules of state or federal courts. Notification of withdrawal shall be made in writing to Client. In the event of such withdrawal, Client shall promptly pay Counsel for all services rendered by Counsel, and for all other fees, charges, and expenses incurred by Counsel pursuant to Section II.C. of this Agreement prior to the date of such withdrawal or, if applicable, Counsel will return to Client any unearned retainer.

                  2. Any Client may terminate his representation with or without cause, and shall notify Counsel in writing of any such termination. In the event of any such termination, such Client shall promptly pay Counsel for all services rendered by Counsel and al other fees, charges, and expenses incurred pursuant to Section II.C. of this Agreement prior to the date Counsel receives notice of such termination.

                  3. Upon termination of this representation for any reason, by either Client or Counsel, Counsel will cooperate with the terminating Client and with any successor counsel to accommodate a smooth transition of the representation.

                  4. Upon termination of the representation for any reason, by Client or by Counsel, each Client requested by Counsel to do so shall immediately execute and deliver to Counsel a substitution of attorneys substituting in Counsel's place either another attorney or the Client himself in propria persona.



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                              IV. GENERAL MATTERS

         A. INFORMATION TO BE MADE AVAILABLE TO CLIENT. Counsel will make a diligent effort to communicate with Client to keep Client informed as to the status of the Matter and as to the course of action which are being followed, or are being recommended, by Counsel. All of Counsel's work product will be owned by Counsel.

         B. EFFORT AND OUTCOME. Counsel agrees to use best efforts in representing Client in the Matter; however, Client acknowledges that Counsel has not given any assurances or guarantees regarding the outcome of the Matter.

         C. COMMENCEMENT OF REPRESENTATION. Representation of Client by Counsel in the Matter will not commence until Counsel receives a copy of this Agreement signed by each Client.

         D. RETENTION OF FILES. Counsel agrees to assert a diligent effort, subject to circumstances beyond the control of Counsel, to retain and maintain all major and significant components of the files of Counsel relative to the Matter for a period of five years following the conclusion of such Matter, and during such time to afford Client reasonable access to such files.

         E. NO WAIVER. No waiver by Client or Counsel of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Client or Counsel upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Client or Counsel of any breach of any provision of this Agreement shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other provision contained herein.

         F. COMPLETE INTEGRATION, BINDING UPON ALL PARTIES. This Agreement contains the entire agreement between Client and Counsel regarding the Matter and the fees, charges, and expenses to be paid relative thereto. This Agreement shall not be modified except by written agreement signed by Client and Counsel. This Agreement shall be binding upon Client and Counsel and their respective heirs, executors, legal representatives, and successors.

         G. NOTICES. Notices and billing statements to Client shall be sent by Counsel to Client at the following address

         Attn: Mr. Mervyn A. Phelan, Sr.
         Senior Care Industries, Inc.
         410 Broadway, 2nd Floor
         Laguna Beach, CA 92651

Notices, payments and other communications to Counsel shall be sent by Client to Counsel at the following address:

         Richard C. Norton, Esq.
         Norton & Adams, LLP
         525 B Street, Suite 1500
         San Diego, CA 92101

         H. COUNTER-PART SIGNATURES. This Agreement may be executed and signed by the Client and Counsel in two or more counter-parts, each of which put together shall constitute one original document.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                  "CLIENT"

                                  SENIOR CARE INDUSTRIES, INC.

                                  By: /s/ Mervyn A. Phelan
                                      ------------------------------------------
                                  Mervyn A. Phelan, Sr., Chief Executive Officer

                                  "COUNSEL"

                                  NORTON & ADAMS
                                  A Limited Liability Partnership

                                  By: /s/ Richard C. Norton
                                      ------------------------------------------
                                      Richard C. Norton, Esq.